SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                  SURREY, INC.
                (Name of Registrant as Specified in Its Charter)

                                      None
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Sch. 14A
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.



     1)     Title of each class of securities to which transaction applies:     Common Stock
     2)     Aggregate number of securities to which transaction applies:        1,588,000
     3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
            the filing fee is calculated and state how it was determined)       $.80 per share
     4)     Proposed maximum aggregate value of transaction:                    $1,270,400
     5)     Total fee paid:                                                     $254.08

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1)    Amount Previously Paid:
   2)    Form, Schedule or Registration Statement No.:
   3)    Filing Party:
   4)    Date Filed:

                                  SURREY, INC.
                              13110 Trails End Road
                              Leander, Texas 78641
                               __________________

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 20, 2001
                               __________________

TO THE SHAREHOLDERS OF SURREY, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Surrey, Inc., a Texas corporation, will be held on Monday, August 20, 2001, commencing at 9:00 a.m., at River Place Country Club, 4207 River Place Blvd., Austin, Texas, 78730 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. To elect four (4) directors to the Company's Board of Directors to serve for the ensuing year or until their earlier resignation or removal.

         2. To authorize an  Agreement  for Purchase and Sale of Assets  between
the  Company  and  Jean  Charles   Incorporated   providing   for  the  sale  of
substantially all of the Company's assets.

         3. To ratify the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year 2001.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on June 29, 2001 as the record date for determination of share owners entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 2,472,727 shares of Common Stock were issued and outstanding.

         EACH OF YOU IS INVITED AND URGED TO ATTEND THE ANNUAL MEETING IN PERSON IF POSSIBLE. WHETHER OR NOT YOU ARE ABLE TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY. A PROXY MAY BE REVOKED BY WRITTEN REVOCATION DELIVERED TO THE COMPANY AT ANY TIME PRIOR TO THE ANNUAL MEETING.

                                      By Order of the Board of Directors

                                      Mark J. van der Hagen
                                      Vice President-Finance and Chief Financial
                                      Officer
July 10, 2001

Leander, Texas

                                  SURREY, INC.
                              13110 Trails End Road
                              Leander, Texas 78641

                                 PROXY STATEMENT

                       2001 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 20, 2001


                             SOLICITATION OF PROXIES

GENERAL

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Surrey, Inc. (the "Company") for use at the Annual Meeting of shareholders on Monday, August 20, 2001, commencing at 9:00 a.m., at the River Place Country Club, 4207 River Place Blvd., Austin, Texas, 78730, and any adjournment or postponement thereof. The approximate date on which this Proxy Statement and form of proxy will first be sent or given to shareholders is July 20, 2001.

RECORD DATE

         Only shareholders of record at the close of business on June 29, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Each share so held entitles the holder to one vote upon each matter to be voted upon. On June 29, 2001, the Company had outstanding 2,472,727 shares of common stock. A quorum, consisting of a majority of the outstanding shares of the common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

REVOCABILITY OR PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to the secretary of the Company at the Company's principal executive office located at 13110 Trails End Road, Leander, Texas 78641, (b) giving another written proxy bearing a later date, or
(c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

VOTING AND SOLICITATION

         All shares represented by proxies which have been properly executed and filed with the secretary of the Company prior to or at the meeting will be voted at the meeting. Where a specification is made by the shareholder as provided in the form of proxy, the shares will be voted in accordance with such specification. If no specification is made, the shares will be voted (i) FOR the election of all of the nominees for director named in this Proxy Statement; (ii) FOR authorization of the Agreement of Purchase and Sale of Assets; and (iii) FOR the ratification of the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year 2001.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the meeting and will also determine if a quorum is present. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

         The expense of the solicitation of proxies for this Annual Meeting, including the cost of mailing, has been or will be borne by the Company. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals and the Company will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally by certain of the Company's directors, officers and regular employees, without additional compensation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

General

         The property, affairs and business of the Company are managed under the direction of the Board of Directors. A board of four (4) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's four (4) nominees named below, all of whom are presently directors of the Company. The term of office for each person elected as a director will continue until the next Annual Meeting of the shareholders and until a successor shall have been elected and qualified, or until such director is removed or resigns. All of the nominees named below are presently directors of the Company and have served continuously since the year indicated. All nominees have indicated a willingness to serve if elected.

         All shares represented by proxies which have been properly executed and returned will be voted for the election of all of the nominees named below, unless other instructions are indicated thereon. In the event any one or more of such nominees should for any reason be unable to serve as a director, it is intended that the enclosed proxy will be voted for such person or persons as may be selected in accordance with the best judgment of the proxy holders named therein.

Nominees

         The names of the nominees, all of whom are currently serving as directors of the Company, and certain information about them are set forth below:

     Nominee                Age     Position                      Director Since
     -------                ---     --------                      --------------

John B. van der Hagen       68      Chairman of the Board and CEO        1981
Martin J. van der Hagen     38      President and Director               1997
Mary van der Hagen          60      Secretary and Director               1981
Bruce A. Masucci            40      Director                             1997

Vote Required

         If a quorum is present and voting, directors are elected by a majority of the votes cast for the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Information Concerning Directors and Nominees

         The following discussion sets forth certain information for at least the last five years with respect to the directors and nominees of the Company. The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. Directors of the Company hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

         John B. Van Der Hagen, 68, is a co-founder of Surrey and has served as a Director since 1981. He served as President of the Company from 1988 until being named CEO in August 1997 Chairman of the Board in September 1997. From 1981 to 1988 he served as Vice-President of the Company. As Chief Executive Officer, he is responsible for overall Company operations. He has been actively involved in and has had primary responsibility for, marketing and product development since becoming President of the Company in 1988. Prior to founding Surrey, John van der Hagen was President and founder of Alpine Oil Company. He attended St. Thomas University in St. Paul, Minnesota. John van der Hagen is the father of Martin van der Hagen and Mark van der Hagen. Mary van der Hagen is his wife.

         Martin J. Van Der Hagen, 38, was elected as a Director and President of Surrey in September 1997. Prior to that time he served as Executive Vice President of the Company. He has been responsible for manufacturing operations, marketing and product development since becoming Vice President in 1988. He joined the Company in 1985 after attending the University of Texas and receiving a Bachelor of Arts degree in finance. Martin van der Hagen is the son of John and Mary van der Hagen. Mark van der Hagen is his brother.

         Mary Van Der Hagen, 60, was elected to the Board of Directors of Surrey in 1981. She has served as Secretary of the Company from 1981 to the present. From 1981 to May 1997, Ms. van der Hagen was employed on a part-time basis by the Company. She resigned from such employment with the Company in May 1997, but continues to serve as a Director and as Secretary. Mary van der Hagen is the wife of John van der Hagen and mother of Martin and Mark van der Hagen.

         Bruce A. Masucci, 40, was elected to the Board of Directors of Surrey in September 1997. Mr. Masucci is currently President of Golden Mile Sales Association, Inc. in Framingham, Massachusetts, a position he has held since 1982. Golden Mile is a manufacturers representative, concentrating in the New England states, which currently represents Surrey in that geographic area. Golden Mile has represented the Company for approximately nine years, and receives compensation from Surrey in the form of sales-based commissions in an amount customarily received by other manufacturers representatives who do business with the Company.

Board Actions And Committees of The Board of Directors

         In 2000, the Company's Board of Directors met once. Each of the Company's directors attended all meetings of the Board of Directors. All directors of the Company old office until the next annual meeting of shareholders and until their successor shave been elected and qualified.

         The Board of Directors has two current standing committees, the Audit Committee and the Compensation Committee.

         Audit Committee. The Audit Committee of the Board of Directors was formed in September 1997 and is responsible for relations with the Company's independent auditors, for review of internal auditing functions and controls and for review of financial reporting policies to assure full disclosure of financial conditions. The Company's director who is not employed by the Company, Mr. Masucci, serves on the Audit Committee with Mr. Martin van der Hagen. The audit committee met once during 2000 to review the results of the 1999 audit by Grant Thornton, LLP, the Company's independent accountants. The Audit Committee has not met in 2001 to review the 2000 audit by Grant Thornton, LLP, and has no audit committee report or audit committee charter to issue at this time.

         Compensation Committee. The Compensation Committee of the Board of Directors was formed in March 1999 and has the power to review, evaluate, monitor and determine compensation of employees of the Company including without limitation salaries and bonuses. The members of the Compensation Committee are Mr. Martin van der Hagen and Mr. Masucci. The Compensation Committee met once during 2000.

         The Board currently has no nominating or other standing committees and has no current plans to establish additional committees.

Compensation of Directors

         Nonemployee directors receive $1,500 for each meeting that they attend and are entitled to reimbursement for lodging and transportation to and from meetings of the Board of Directors. Directors who are employees do not receive any additional cash compensation for their services.

         All directors are eligible to participate in the Company's stock option plans. On December 3, 1997, Nonemployee directors received an automatic initial grant of options to purchase 6,000 shares at $4.00 per share, which vested over a three-year period. In addition, in April 1999, the Board adopted an Amendment to the Non-Employee Directors' Stock Option Plan, which Amendment granted to each Nonemployee director an additional grant of options to purchase 9,000 shares at $1.82 per share. Each individual that becomes a Non-employee director in the future will receive a grant of options to purchase 15,000 shares which will vest over three years.

         In addition to the automatic initial grant, Non-employee directors receive under the Directors' Plan an annual automatic grant of options to purchase 5,000 shares beginning with their fourth year of service. The annual grants vest immediately. Employee directors may be granted options under the Long-Term Incentive Plans described below, at the discretion of the Board of Directors.

         Mary van der Hagen, a Non-employee director, is also provided an annual automobile allowance of approximately $17,000.

Executive Officers and Key Employees Who Are Not Directors

         Mark J. Van Der Hagen, 44, was elected Vice President of Finance and Treasurer in September 1997. Prior to that time he served as Vice President. His primary responsibility is overseeing Company finances. He also has held positions in retail sales and marketing since joining the Company in 1991. Prior to joining Surrey, he was a Manager of Account Services for First Bank Systems (now U.S. Bank) in St. Paul, Minnesota from 1988 to 1991, and a Senior Financial Analyst for The Federal Reserve Bank in Minneapolis from 1980 to 1988. Mark van der Hagen attended the Carlson School of Management at the University of Minnesota and received a Bachelor of Science in Business. Mark van der Hagen is the son of John and Mary van der Hagen. Martin van der Hagen is his brother.

         David L. Wills, 43, has been Plant Manager for the Company since 1985. His primary responsibilities include plant operations, including production, processing and purchasing. He served as a production assistant prior to being promoted to Plant Manager. Mr. Wills supervised production for a Midwestern agricultural processing plant before joining Surrey, Inc. in 1981. Mr. Wills attended Western Washington University.

Executive Compensation - Summary Compensation Table

         The following table sets forth certain information regarding compensation for the fiscal year ended December 31, 2000 and the prior two years earned by or paid to the current Chief Executive Officer and the only other executive officer whose annual compensation exceeded $100,000 (the "Named Executive Officers").



                                          Annual Compensation                    Long-Term Compensation
                                 ---------------------------------------  ---------------------------------
                                                                                      Securities
                                                            Other Annual  Restricted  Underlying               All Other
Name and Principal      Fiscal                              Compensation    Stock      Options/    LTIP         Compen-
   Position              Year    Salary ($)     Bonus ($)      ($)(1)     Award(s)($)  SARs(#)    Payouts($)   sation($)
------------------------------------------------------------------------------------------------------------------------


John B. van der Hagen,   2000   $175,000          ---         $17,000         --          --         --
Chairman and CEO         1999   $175,000(2)   $25,000(3)      $17,000         --          --         --
                         1998   $125,000(2)       ---         $17,000         --          --         --

Martin van der Hagen,    2000   $175,000          ---         $ 6,000         --          --         --
President                1999   $175,000(2)   $25,000(3)      $ 6,000         --          --         --
                         1998   $125,000(2)       ---         $ 6,000         --          --         --


         (1) Represents automobile allowance for such years.

         (2) In addition to the amounts shown in the table for 1998, each officer received $25,000 in 1998 as an advance on 1999 salary. That amount is included in the amounts shown in the table for 1999.

         (3) A bonus of $25,000 was received by each officer in May 2000, but was reported with 1999 compensation.

Employment Agreements

         The Company entered into an employment agreement with each of John van der Hagen, CEO, and Martin van der Hagen, President, in December 1997 in connection with the Company's initial public offering. Each such agreement provided for a minimum annual base salary as follows: (a) for the year ended December 31, 1998, such base salary was $150,000, provided the Company's gross sales for such year were at least $12 million; and (b) for the year ended December 31, 1999, such base salary was increased to $175,000, provided the Company's gross sales for such year were at least $15 million. The Company did not meet its 1998 gross sales target. As a result, $25,000 paid to each of the CEO and President in 1998 was taken as an advance on their respective 1999 salaries.

         In addition, each such officer is also entitled to a bonus in accordance with Company policy in effect from time to time, if any. In 1999, under the employment agreements, each such officer was entitled to receive a bonus not to exceed $20,000, unless the Company's after tax income exceeds $1,300,000, in which case such officer may receive an additional bonus of $20,000. Each such officer is also entitled to an annual automobile allowance, to participate in the Company's stock option and other benefit plans. A $25,000 bonus for was paid to each officer in March 2000.

         The Company has no written employment agreement with either John van der Hagen or Martin van der Hagen with respect to their 2000 base salary or any bonus for year 2000. The Company has agreed to pay a base salary of $175,000 to each such officer in 2000. In addition, in March 2000, the Company paid a bonus of $25,000 to each of John and Martin van der Hagen. Under the Company's current bank loan, any bonus paid to an executive officer must received written consent of the lender. The Company has requested consent from the lender, Chase Bank.

         The Company does not have employment agreements with any of its other key personnel. However, as part of its effort to expand its marketing and sales force, the Company may enter into employment agreements with employees hired in the future.

Long-term Incentive Plans

         In September 1997, the Board of Directors and shareholder of the Company adopted the 1997 Long-Term Incentive Plan (the "1997 Plan"), to provide for the granting of stock options and other incentive awards to key employees and employee directors of the Company and reserved 350,000 shares of common stock for issuance under the 1997 Plan. As of April 16, 2001, the Company had granted options to purchase an aggregate of 317,500 shares under the 1997 Plan, 242,000 of which were outstanding.

         In March 2000, the Board of Directors adopted the 2000 Long-Term Incentive Plan (the "2000 Plan"), to provide for the granting of stock options and other incentive awards to any employee of the Company or its Affiliates. ("Affiliate" is defined as a parent or subsidiary of the Company.) In addition, any director of the Company or any individual who is rendering services to the Company or an Affiliate at the request of the Board of Directors or the President shall be eligible to receive a grant of nonqualified awards. The Company reserved 1,000,000 shares of its common stock for issuance under the 2000 Plan. As of April 16, 2001, the Company had granted options to purchase an aggregate of 426,250 shares under the 2000 Plan, all of which are outstanding.

         Either Plan may be administered by a committee of the Board of Directors which consists of a majority of "Nonemployee directors," as defined under applicable securities laws, or the full Board acting as a committee (collectively, "Committee"). Both Plans are currently administered by the entire Board acting as the Committee. Eligible persons may receive awards of options to purchase common stock ("Options"), stock appreciation rights ("Stock Appreciation Rights" or "Rights"), restricted stock of the Company ("Restricted Stock"), or performance awards ("Performance Awards"), or any combination thereof, pursuant to the respective Plan. The Committee has the discretion to select eligible individuals to whom awards will be granted and establish the type, price, amount, size and terms of awards, subject in all cases to the provisions of the respective Plan and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Options, Rights, Restricted Stock and Performance Awards are hereinafter referred to as "Awards."

         Options may be incentive stock options qualified under Section 422 of the Code ("Incentive Stock Options"), options not so qualified ("Nonqualified Stock Options") or a combination of both. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the common stock on the date the option is granted; provided, however, that if the optionee owns 10% or more of the voting rights of all of the Company's stock, the exercise price of an Incentive Stock Option cannot be less than 110% of the fair market value of the common stock on the date the option is granted and the term cannot exceed five years. The Company will not issue any option or warrant with an exercise price of less than 85% of the fair market value of the underlying common stock on the date of grant.

         The following stock options for the purchase of shares of Common Stock are granted and outstanding to employees as of April 16, 2001: (i) under the 1997 Plan, options to purchase 242,000 shares of common stock, at $4.00 per share, had been granted and were outstanding to 12 employees, and (ii) under the 2000 Plan, no options had been granted.

         Except as described below, each of the Options currently outstanding becomes exercisable in five equal installments commencing on the first anniversary of the date of grant. Options granted to John van der Hagen, as a holder of greater than 10% of the voting shares, have an exercise price of 110% of such price, vest over a four year period, and expire at the end of five years. Each of the Options currently outstanding generally provides for forfeiture of any nonvested portion upon termination of employment and expiration of any nonexercised options three months after termination of employment (or one year after the employee's death or disability), and expires on the tenth anniversary of the date of grant.

1997 Non-employee Directors' Stock Option Plan

         In September 1997, the Board of Directors and shareholder of the Company adopted the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the granting of stock options to directors of the Company who are not employees. These Options do not qualify as incentive stock options under Section 422 of the Code. The Company has reserved 100,000 shares of its common stock for issuance under the Directors' Plan.

         The Directors' Plan was amended (the "Amendment") by the Board of Directors in April 1999. The Amendment, a copy of which is attached this to Proxy Statement as Exhibit B, is being presented to the shareholders at the Annual Meeting for adoption and approval. (See Proposal Three.)

         The Directors' Plan is administered by the Company's Board of Directors as a whole. The Directors' Plan, as amended, provides that Nonemployee directors receive, upon initial election to the Board, an automatic, nondiscretionary grant of 15,000 options to purchase common stock, vesting over a three year period. In addition, upon election to a fourth and each subsequent term, each Nonemployee director receives an automatic annual grant of options to purchase 5,000 shares, which are immediately exercisable. Each option specifies the expiration date, which may not exceed ten years from the date the option is granted. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date the option is granted. Stock options for the purchase of 6,000 shares of common stock were granted to each of three Nonemployee directors effective as of December 3, 1997, to vest over a three-year period. Currently, options to purchase 4,000 shares of common stock of each such grant have vested and the remaining 2,000 options vest on December 3, 2000. The exercise price of the initial options is $4.00 per share.

         The Amendment granted, in addition to the 1997 grants, to each Nonemployee director an additional grant of options to purchase 9,000 shares at $1.82 per share. At the current time, 6,000 options from the April 1999 grant have vested and the remaining 3,000 options will vest December 3, 2000. As stated above, each individual that becomes a non-employee director in the future will receive a grant of options to purchase 15,000 shares which will vest over three years.

         Each of the options generally provides for forfeiture of any nonvested portion if such holder ceases to be a director and expiration of any nonexercised option three months after an optionee ceases to be a director (or one year after the director's death), and expires on the tenth anniversary of the date to grant.

         In addition, the 2000 Plan provides for the discretionary grant of options to any director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of April 16, 2001, certain information with respect to the beneficial ownership of the common stock (i) by each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding common stock, (ii) by each of the Company's Named Executive Officers and each director and nominee, and (iii) by all current executive officers, directors and nominees as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                                                      Shares           Percent
                                                     Beneficially       of
         Name and Address(1)                           Owned           Class(7)
         -------------------                         ------------      --------

         John B. van der Hagen                         940,727(2)         37.2%

         Martin J. van der Hagen                       237,500(3)          9.3%

         Mary van der Hagen                            940,727(2)         37.2%

         Bruce A. Masucci
         Golden Mile Sales Associates, Inc.
         225 Worcester Road
         Framingham, MA 01701                           16,000(4)            *

         Mark J. van der Hagen                          50,000(5)          2.0%

         All directors and executive officers
         as a group (5 persons)                      1,244,227(6)         47.3%

 * Less than 1%.
________________________

(1) Unless otherwise noted, the business address of each person listed above is at the Company, 13110 Trails End, Leander, Texas 78641.

(2) Includes 884,727 shares, 1,000 Warrants to purchase Common Stock, and 55,000 options which are currently exercisable and owned as joint tenants by John and Mary van der Hagen. The 55,000 options consist of 30,000 options exercisable at $4.40 per share; 10,000 options exercisable at $1.68 per share; 9,000 options exercisable at $1.82 per share; and 6,000 options exercisable at $4.00 per share. John and Mary van der Hagen also own 60,000 options which are not currently exercisable, consisting of 20,000 options at $4.40 per share; and 40,000 options at $1.68 per share.

(3) Includes 207,500 shares and 70,000 options which are currently exercisable, consisting of 45,000 options exercisable at $4.00 per share and 25,000 options exercisable at $1.53 per share. Martin van der Hagen also owns 130,000 options which are not currently exercisable, consisting of 30,000 options at $4.00 per share and 100,000 options at $1.53 per share.

(4) Includes 1,000 shares and 15,000 options which are currently exercisable, consisting of 6,000 options exercisable at $4.00 per share and 9,000 options exercisable at $1.82 per share.

(5) Included 35,000 shares and 15,000 options which are currently exercisable at $1.53 per share. Mark van der Hagen also owns 60,000 options which are not currently exercisable but which may become exercisable at $1.53 per share.

(6) Includes1,128,227 shares, 1,000 Warrants that are currently exercisable and 155,000 options that are currently exercisable. Excludes 250,000 options that are not currently exercisable.

(7) Applicable ownership is based on 2,472,727 shares outstanding as of April 16, 2001, together with exercisable options and Warrants for such holder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Guarantee by Officer. John van der Hagen, Chief Executive Officer and a Director of the Company, has personally guaranteed payments by the Company under its lease line of credit with Key Corporation Capital Inc. and certain other of the Company's capital leases, as described in the Company's Annual Report. Payments under the Key Corporation Capital lease line are approximately $24,000 per month.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors, its executive officers and any persons holding more than 10% of outstanding common stock are required to file reports concerning their initial ownership of common stock and any subsequent changes in that ownership. The Company believes that the filing requirements for the last fiscal year were satisfied. In making this disclosure, the Company has relied on the written representations of its directors, executive officers and beneficial owners of more than 10% of Common Stock and copies of the reports that they have filed with the Securities and Exchange Commission.

                                 PROPOSAL NO. 2

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     The Company has entered into an Agreement for Purchase and Sale of Assets (the "Asset Agreement") between the Company and Jean Charles Incorporated providing for the sale of substantially all of the Company's assets to Jean Charles Incorporated. The closing of the transaction contemplated by the Asset Agreement is subject to the approval of the shareholders of the Company. The proxy holders will vote the proxies received by them for the authorization of the Asset Agreement.

Vote Required

     The affirmative vote of two-thirds of the outstanding Common Stock entitled to vote at the meeting will be required to authorize the Asset Agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AUTHORIZATION OF THE ASSET AGREEMENT.

Summary Term Sheet

         o The Company will sell its tangible personal property, inventories, intangibles, books and records and prepaid accounts to Jean Charles Incorporated.

         o The Company will not sell its real property, accounts receivable, bank accounts, tax deposits and certain of its contracts not assumed by Jean Charles Incorporated nor does Jean Charles Incorporated assume the Company's accounts payable.

         o Jean Charles Incorporated agrees to do certain things during the period from the date of the Asset Agreement until the closing of the transaction, including (i) operation of the Company's business as agent for the Company; (ii) payment of the Company's general, administrative and operating expenses from the date of the Asset Agreement; (iii) payment of lease payments on the Company's operating and capital leases from the date of the Asset Agreement; and (iv) payment of certain other expenses of the Company, subject to prior approval.

         o Jean Charles Incorporated guarantees that within 180 days after the date of the Asset Agreement, The Chase Manhattan Bank will be paid at least $3,000,000 from collections on the Company's accounts receivable, proceeds from sales of product using the Company's inventories and/or funds of Jean Charles Incorporated.

         o Jean Charles Incorporated agrees to pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company's trade creditors, until such time as the Company's trade creditors have been paid in full.

         o Jean Charles Incorporated agrees to enter into a long term consulting agreement with John van der Hagen, and to enter into an employment agreement with Martin van der Hagen.

         o Jean Charles Incorporated agrees to make a tender offer to the shareholders of the Company to purchase all of their shares of stock of the Company for cash consideration of $.80 per share, less distributions, if any, made to the shareholders after the date of the Asset Agreement.

Contact Information

         Surrey, Inc.
         Attn: Martin J. van der Hagen
         13110 Trails End Road
         Leander, Texas 78641

         Jean Charles Incorporated
         Attn:    Stephen P. Yeoman
         82449 Avenue 61
         Thermal, California 92274

Business Conducted

     The Company specializes in the development and manufacture of high quality transparent glycerin and specialty soap products, as well as the production of certain personal care and home fragrance products. The Company has built four successful retail brands and a strong private label and contract manufacturing business for high-profile customers. The Company uses a proprietary process for manufacturing poured bar soaps that allows the Company to produce unique and affordable original soap products in large quantities with consistent quality. In addition, the Company manufactures a small amount of traditional bar soap. The Company also maintains a library of chemical formulations for producing purer, milder and harder glycerin soap bars primarily through the use of synthetic moisturizing ingredients rather than the use of tallow (i.e., animal fat). The Company manufactures and sells home fragrance products and a full line of potpourri products as part of its crafts market product line. The Company also manufactures a line of high-end scented candles that complements its line of home fragrance products.

     Jean Charles Incorporated is a major manufacturer of bath and body items and has manufacturing facilities in Thermal, California and in Mexico. Jean Charles Incorporated manufactures over 30 million sponges per annum and sells to major retailers in the United States.

Terms of the Transaction

     On April 5, 2001, the Company entered into an Agreement for the Purchase and Sale of Assets (the "Asset Agreement"), dated as of April 2, 2001, with Jean Charles Incorporated, a Utah corporation with an address at 82449 Avenue 61, Thermal, California 92274. The Asset Agreement provides for the sale by the Company to Jean Charles Incorporated of all of the Company's tangible personal property, inventories, intangibles, books and records and prepaid accounts. The Company is not selling its real property, accounts receivable, bank accounts, tax deposits and certain of its contracts not assumed by Jean Charles Incorporated pursuant to the Asset Agreement nor are the Company's accounts payable being assumed.

     The sale of assets pursuant to the Asset Agreement has been approved by the Company's board of directors and is subject to authorization by the Company's shareholders. The circumstances which led to the decision by the Board of Directors to enter into the Asset Agreement were two-fold. The Board of Directors was advised by management that the Company's financial statements for its year ended December 31, 2000 reveal that the Company has experienced substantial losses for the year ended December 31, 2000, in the amount of approximately $2,100,000. In addition, the Company has borrowed heavily from The Chase Manhattan Bank over the past few years and is indebted to The Chase Manhattan Bank in the amount of approximately $6,000,000, including principal, interest and late fees, all of which debt is cross-collateralized by the Company's real property, accounts receivable and inventories. By letter dated January 3, 2001, The Chase Manhattan Bank accelerated the maturity of a portion of the Company's debt and demanded immediate payment. The Company unsuccessfully sought to refinance its debt owed to The Chase Manhattan Bank with another lender. By letter dated March 7, 2001, The Chase Manhattan Bank accelerated the maturity of all of the Company's indebtedness and demanded immediate payment.

     The Board of Directors of the Company has considered various alternatives available to the Company, including bankruptcy, receivership, assignment for the benefit of creditors and sale of assets, and has discussed these alternatives with the professional advisors to the Company. The Company does not have the financial ability to continue as a going concern, nor does it have the capital resources to continue its operations under the threat of foreclosure by The Chase Manhattan Bank. The Board of Directors of the Company has determined that the Asset Agreement is the preferred alternative for the creditors and shareholders of the Company.

     In a Letter Agreement dated April 5, 2001 among the Company, The Chase Manhattan Bank and Jean Charles Incorporated, The Chase Manhattan Bank has agreed to forebear taking any action to collect the debt owed to it by the Company for 180 days, subject to the continuing performance by Jean Charles Incorporated pursuant to the Asset Agreement.

     If the shareholders of the Company do not authorize the Asset Agreement, The Chase Manhattan Bank will most likely proceed with the collection of the debt owed to it by the Company by foreclosing upon the assets of the Company which have been pledged as collateral to secure that debt. That action would effectively put the Company out of business. The Board of Directors of the Company will then have to reconsider the alternatives of bankruptcy, receivership, or assignment for the benefit of creditors.

     If the shareholders of the Company authorize the Asset Agreement, the sale of assets pursuant to the Asset Agreement will close by July 31, 2001, unless postponed by the parties, but not later than September 29, 2001 (the "Closing"). At the Closing the Company will transfer and deliver title to the assets to be sold pursuant to the Asset Agreement to Jean Charles Incorporated.

     Jean Charles Incorporated has contracted to perform certain obligations pursuant to the Asset Agreement in consideration for the assets to be sold, including (i) operation of the Company's business as agent for the Company until the Closing; (ii) payment of the Company's general, administrative and operating expenses from the date of the Asset Agreement until the Closing; (iii) payment of lease payments on the Company's operating and capital leases from the date of the Asset Agreement until the Closing; and (iv) payment of certain other expenses of the Company, subject to prior approval. Effective on the date of the Asset Agreement, the Company laid-off all of its employees and Jean Charles Incorporated hired and agreed to pay those employees it considers necessary to the ongoing business of the Company. Jean Charles Incorporated also contracted to lease the Company's office and warehouse facilities on a month-to-month basis at a rental of $10,000 per month for as long as necessary to continue the operations of the Company.

     In addition, Jean Charles Incorporated entered into a Guaranty Agreement dated April 5, 2001 with The Chase Manhattan Bank pursuant to which Jean Charles Incorporated guaranteed the payment by or on behalf of the Company of $3,000,000 to The Chase Manhattan Bank within 180 days after the date of the Asset

Agreement from collections on the Company's accounts receivable and sales of product using the Company's inventories. The Chase Manhattan Bank is owed approximately $6,000,000, including principal, interest and late fees, by the Company, all of which is cross-collateralized by the Company's real property, accounts receivable and inventory.

     In addition, Jean Charles Incorporated has agreed, pursuant to the Asset Agreement, to pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company's trade creditors, until such time as the Company's trade creditors have been paid in full.

     In addition, Jean Charles Incorporated has agreed, pursuant to the Asset Agreement, to purchase from the Company all of its inventories on hand at the Closing, valued at the lesser of cost or fair market value, less inventory advances by Jean Charles Incorporated to the Company. In payment for the inventory, Jean Charles Incorporated will pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company, after the Company's trade creditors have been paid in full, until such time as the Company has been paid in full for the inventories.

     Additionally, the Asset Agreement provides that all shares of stock of the Company owned directly or indirectly by John van der Hagen will be canceled by the Company at or prior to the Closing, John van der Hagen will enter into a long term consulting agreement with Jean Charles Incorporated, and Martin van der Hagen will enter into an employment agreement with Jean Charles Incorporated.

     Additionally, Jean Charles Incorporated has covenanted pursuant to the Asset Agreement that within 18 months after the date of the Asset Agreement, Jean Charles Incorporated will make a tender offer to the shareholders of the Company to purchase all of their shares of stock of the Company for cash consideration of $.80 per share, less distributions, if any, made to the shareholders after the date of the Asset Agreement.

Regulatory Approvals

     The Company is not aware of any federal or state regulatory requirements that must be complied with or any approvals which must be obtained in connection with this transaction.

Reports, Opinions, Appraisals

     The Company has not received any report, opinion or appraisal materially relating to this transaction from an outside party.

Past Contacts, Transactions or Negotiations

     Except as relates to this transaction, there have been no contacts, transactions or negotiations between the Company and Jean Charles Incorporated during the past two years.

                                  Surrey, Inc.
               Unaudited Pro Forma Condensed Financial Information

     The accompanying unaudited pro forma condensed financial information gives effect to the sale of substantially all operating assets and assumption of certain liabilities of the Company to Jean Charles Incorporated and reflects the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed balance sheet presents the financial position of the Company as of March 31, 2001 assuming the proposed transactions had occurred as of March 31, 2001. The unaudited pro forma condensed balance sheet is based on the historical March 31, 2001 balance sheet of the Company included in the Quarterly Report on Form 10-QSB accompanying this proxy statement. The unaudited pro forma condensed statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 give effect to the proposed transactions as if they had occurred on January 1, 2000. The unaudited pro forma condensed statements of operations are based on the historical results of operations of the Company for the three months ended March 31, 2001, included in the Quarterly Report on Form 10-QSB, and for the year ended December 31, 2000, included in the Annual Report on Form 10-KSB, copies of which are included in the Annual Report accompanying this Proxy Statement.

     The unaudited pro forma condensed financial information is based upon available information and assumptions that the Company's management believes are reasonable. The unaudited pro forma condensed financial information does not purport to represent the financial position or results of operations which would have occurred if these transactions had been completed on the dates indicated or the Company's financial position or results of operations for any future date or period. This unaudited pro forma condensed financial information should be read in conjunction with the Company's historical financial statements and related notes included in the Quarterly Report on Form 10-QSB and the Annual Report on Form 10-KSB, copies of which are included in the Annual Report accompanying this Proxy Statement.

                                  Surrey, Inc.
                   Unaudited Pro Forma Condensed Balance Sheet
                                 March 31, 2001
                             (amounts in thousands)

                                                                        Pro forma
                                                     Historical        adjustments        Pro forma
                                                     ----------        -----------        ---------
         ASSETS
Current assets
   Cash and cash equivalents                         $    371                             $     371
   Accounts receivable                                  2,046            (2,046)(3)               0
   Inventories                                          2,845            (2,845)(1)               0
   Other current assets                                   104              (104)                  0
                                                     --------          --------           ---------
                                                        5,366            (4,995)                371

Property and equipment                                  4,156            (1,412)(1)           2,744
                                                     --------          --------           ---------

                                                     $  9,522          $ (6,407)          $   3,115
                                                     ========          ========           =========

LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities
   Trade accounts payable                            $  2,203          $ (2,203)(2)       $       0
   Accrued expenses                                       284                                   284
   Current maturities of long-term debt and
      capital leases                                    6,198            (3,189)(2)(3)        3,009
                                                     --------          --------           ---------

                                                        8,685            (5,392)              3,293

Long-term debt and capital leases, less
   current maturities                                      83               (42)(2)              41

Shareholders' equity                                      754              (973)(1)(2)(3)      (219)
                                                     --------          --------           ---------

                                                     $  9,522          $ (6,407)          $   3,115
                                                     ========          ========           =========

See accompanying notes

                                  Surrey, Inc.
              Unaudited Pro Forma Condensed Statement of Operations
                          Year ended December 31, 2000
                  (amounts in thousands, except per share data)

                                                                        Pro forma
                                                     Historical        adjustments      Pro forma
                                                     ----------        -----------      -----------

Net sales                                            $ 16,845          $(16,845)(1)     $         0
Cost of sales                                          13,753           (13,753)(1)               0
                                                     --------          ---------        -----------

   Gross margin                                         3,092            (3,092)                  0

Operating expenses
   Research and development                               540              (540)(1)               0
   Sales and marketing                                  1,196            (1,196)(1)               0
   General and administrative                           2,590            (2,485)(1)             105
                                                     --------          ---------        -----------
                                                        4,326            (4,221)                105
                                                     --------          ---------        -----------

Operating loss                                         (1,234)             1,129               (105)

Interest expense                                          619              (318)(1)             301
                                                     --------          ---------        -----------

Loss before income taxes                               (1,853)             1,447               (406)

Income tax expense                                        256                  0                256
                                                     --------          ---------        -----------

NET LOSS                                             $ (2,109)         $   1,447        $      (662)
                                                     ========          =========        ===========

Net loss per share - basic and diluted               $  (0.85)                          $     (0.27)
                                                     ========                           ===========
Weighted average shares outstanding -
   basic and diluted                                    2,473                                 2,473
                                                     ========                           ===========

See accompanying notes

                                  Surrey, Inc.
              Unaudited Pro Forma Condensed Statement of Operations
                        Three months ended March 31, 2001
                  (amounts in thousands, except per share data)

                                                                        Pro forma
                                                     Historical        adjustments      Pro forma
                                                     ----------        -----------      ----------

Net sales                                            $  3,603          $ (3,603)(1)     $         0
Cost of sales                                           2,798            (2,798)(1)               0
                                                     --------          ---------        -----------

   Gross margin                                           805              (805)                  0

Operating expenses
   Sales and marketing                                    195               195(1)                0
   General and administrative                           1,023               996(1)               27
                                                     --------          ---------        -----------
                                                        1,218             1,191                  27
                                                     --------          ---------        -----------

Operating loss                                           (413)           (1,996)                (27)

Interest expense                                          173                90(1)               83
                                                     --------          ---------        -----------

NET LOSS                                             $   (586)         $ (2,086)        $      (110)
                                                     ========          =========        ===========

Net loss per share - basic and diluted               $  (0.24)                          $     (0.04)
                                                     ========                           ===========

Weighted average shares outstanding -
   basic and diluted                                    2,473                                 2,473
                                                     ========                           ===========


See accompanying notes

                                  Surrey, Inc.
          Notes to Unaudited Pro Forma Condensed Financial Information

     A. The unaudited pro forma condensed financial information give effect to the 1) the sale of substantially all of its operating assets, including personal property, inventories and prepaid expenses, to Jean Charles Incorporated, 2) the payment of the Company's trade accounts payable by Jean Charles Incorporated and
3) the disposition of the Company's trade accounts receivable in exchange for a $3 million debt paydown guaranteed by Jean Charles Incorporated.

     B. The pro forma financial information reflects the following adjustments.

              1. to give effect to the sale of substantially all operating assets of the Company to Jean Charles Incorporated.

              2. to give effect to the payment of the Company's trade accounts payable and assumption of capital lease obligations by Jean Charles Incorporated.

              3.  to give  effect  to the  disposition  of the  Company's  trade
         accounts   receivable  in  exchange  for  a  $3  million  debt  paydown guaranteed by Jean Charles Incorporated.

                                 PROPOSAL NO. 3

              RATIFICATION AND APPOINTMENT OF INDEPENDENT AUDITORS

     During 1999, the Board of Directors retained the firm of Grant Thornton, LLP as independent public auditors to audit the books, records and accounts of the Company for the fiscal year ended December 31, 1999. The Board has also appointed such firm to audit the accounts of the Company for the fiscal year ending December 31, 2001.

     Representatives of Grant Thornton, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Vote Required

     The affirmative vote of not less than a majority of the common stock represented either in person or by proxy and entitled to vote at the meeting will be required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.

                             FINANCIAL INFORMATION;
                          ANNUAL REPORT ON FORM 10-KSB

     The Company's 2001 Annual Report to Shareholders accompanies this Proxy Statement. The 2001 Annual Report to Shareholders includes (i) the balance sheets of the Company as of December 31, 2000 and December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the two years ended December 31, 2000, and (ii) the balance sheet of the Company as of March 31, 2001 and the related . A copy of the 2001 Annual Report to Shareholders may be obtained without charge upon written request. In addition, the Company will provide without charge to any shareholder solicited hereby, upon written request of such shareholder, a copy of its Annual Report on Form 10-KSB for the year ended December 31, 2000 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001. Requests for information should be directed to the Chief Financial Officer, Surrey, Inc., 13110 Trails End Road, Leander, Texas 78641.

                            PROPOSALS OF SHAREHOLDERS

     Pursuant to Rule 14a-8 of the Securities and Exchange Commission ("SEC"), any shareholder wishing to have a proposal considered for inclusion in the Company's proxy solicitation material for the 2002 Annual Meeting of Shareholders must set forth such proposal in writing and file it with the Secretary of the Company no later than January 15, 2002. Pursuant to SEC Rule 14a-4(c)(1), any shareholder wishing to have a proposal considered at the 2002 Annual Meeting of Shareholders, but not submitted for inclusion in the Company's proxy solicitation material, must set forth such proposal in writing and file it with the Secretary of the Company no later than February 14, 2002 and failure to notify the Company by such date would allow the Company's proxies to use their discretionary voting authority when the proposal is raised at the Annual meeting (to vote for or against the proposal) without any discussion of the matter in the proxy materials.

                                  OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote such proxies received by the Company in accordance with their judgment on such matters.

                                      By Order of the Board of Directors

                                      Mark J. van der Hagen
                                      Vice President-Finance and Chief Financial
                                      Officer

July 10, 2001



                                      -22-
                                                                       EXHIBIT A


                   [Agreement for Purchase and Sale of Assets]


                                       -1-